Exhibit 99.1

Contact: Scott Shipley Investor Relations Lennar Corporation (305) 485-2054

FOR IMMEDIATE RELEASE

Lennar to Tender for Senior Notes

Miami, April 26, 2010 — Lennar Corporation (NYSE: LEN and LEN.B), one of the nation’s largest homebuilders, announced that it is commencing a tender offer for a total of $200 million aggregate principal amount of its 5.125% senior notes due 2010, its 5.95% senior notes due 2011 and its 5.95% senior notes due 2013. The tender offer will be conditioned, among other things, on completion of a $250 million offering of senior notes that is expected to close on May 3, 2010. The terms and conditions of the tender offer are described in the Offer to Purchase and accompanying Letter of Transmittal that is being distributed to the holders of the notes.

The tender offer is structured in a “waterfall” style, with each of the three issues assigned a priority, and Lennar purchasing all the notes of the highest priority issue, then, to the extent the principal amount of the notes of the highest priority issue that are validly tendered and not withdrawn is less than $200 million, purchasing notes of the second priority issue, and to the extent the total principal amount of the notes of the highest priority issue and the second priority issue that are validly tendered and not withdrawn is less than $200 million, purchasing notes of the third priority issue. If, because of the maximum purchase amount, Lennar will be purchasing only part of the notes of an issue that are tendered, the purchase of notes of that issue will be prorated among the tendering noteholders. Lennar may, in its sole discretion, increase the maximum principal amount of notes it will purchase to more than $200 million.

The tender offer will expire at 5:00 p.m., New York City time, on May 24, 2010, unless extended or earlier terminated pursuant to the terms of the tender offer. Payments of the purchase price for the notes validly tendered and not withdrawn on or prior to the expiration time and accepted for purchase will be made promptly after the expiration time. Notes that are validly tendered pursuant to the terms of the tender offer may be withdrawn at any time before 5:00 p.m., New York City time, on Thursday, May 6, 2010 but may not be withdrawn after such time. Holders who validly tender and do not withdraw their notes prior to the early tender time, which is 5:00 p.m., New York City time, on Thursday, May 6, 2010, will be entitled to receive the full tender offer consideration (which includes an early tender payment). Holders who tender after the early tender date will not be entitled to receive the early tender payment. The full tender consideration that will be paid per $1,000 principal amount of notes of each issue (including the applicable early tender payment) and the priorities among the three issues will be as follows:

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2-2-2

Title of Security	Principal Amount Outstanding on April 26, 2010	Full Tender Offer Consideration per $1,000 Principal Amount	Early Tender Payment Included in Full Tender Offer Consideration	Acceptance Priority

5.95% Senior Notes due 2011	$244 million	$1,047.50	$30.00	1
5.95% Senior Notes due 2013	$350 million	$1,030.00	$30.00	2
5.125% Senior Notes due 2010	$176 million	$1,015.00	$30.00	3

The dealer managers for the tender offer will be Citigroup Global Markets Inc. and J.P. Morgan Securities Inc. Holders with questions regarding the tender offer should contact Citigroup Global Markets Inc., Liability Management Group at (800) 558-3745 (U.S. toll-free) or J.P. Morgan Securities Inc. at (800) 245-8812 (U.S. toll-free) or (212) 270-3994 (collect). Global Bondholder Services Corporation will serve as the depositary and information agent. Requests for copies of the Offer to Purchase or Letter of Transmittal should be directed to Global Bondholder Services Corporation at (212) 430-3774 or (866) 294-2200 (toll-free).

This press release is for informational purposes only and does not constitute an offer to purchase or a solicitation of an offer to sell notes.

Lennar Corporation, founded in 1954, is one of the nation’s leading builders of quality homes for all generations. The Company builds affordable, move-up and retirement homes primarily under the Lennar brand name. Lennar’s Financial Services segment provides primarily mortgage financing, title insurance and closing services for both buyers of the Company’s homes and others. Lennar’s Rialto Investments segment is focused on distressed real estate asset investments, asset management and workout strategies. Previous press releases and further information about the Company may be obtained at the “Investor Relations” section of the Company’s website, www.lennar.com.

Some of the statements in this press release are “forward-looking statements,” as that term is defined in the Private Securities Litigation Reform Act of 1995. You can identify forward-looking statements by the fact that these statements do not relate strictly to historical or current matters. Rather, forward-looking statements relate to anticipated or expected events, activities, trends or results. Because forward-looking statements relate to matters that have not yet occurred, these statements are inherently subject to risks and uncertainties. Many factors could cause actual events or transaction terms to differ materially from the events and transaction terms anticipated in forward-looking statements. We do not undertake any obligation to update forward-looking statements, except as required by federal securities laws.

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